Exhibit (a)(2)(F)

Time Sensitive Materials

Depositary’s Notice of

Shareholders’ Meeting of

GMARKET INC.

ADSs:	American Depositary Shares evidenced by American Depositary Receipts (“ADRs”).
ADS CUSIPNo.:	38012G100.
ADS Record Date:	May 4, 2009.
Meeting Specifics:	Extraordinary General Meeting of Shareholders - May 29, 2009 at 10:00 A.M. (Seoul time) at the 8th floor, LIG Tower, 649-11 Yeoksam-dong, Gangnam-gu, Seoul, Korea.
Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.
ADS Voting Instructions Deadline:	On or before 10:00 A.M. (New York City time) on May 26, 2009.
Deposited Securities:	Common shares of Gmarket Inc., a company incorporated and existing under the laws of the Republic of Korea (the “Company”).
ADS Ratio:	1 Share to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Korea Securities Depository.
Deposit Agreement:	Deposit Agreement, dated as of July 5, 2006, by and among the Company, the Depositary, and all Holders and Beneficial Owners of ADSs evidenced by ADRs issued thereunder.

To be counted, your Voting Instructions need to be received by the Depositary prior to 10:00 A.M. (New York City time)

on May 26, 2009.

The Company has announced that an Extraordinary General Meeting of Shareholders (the “Meeting”) will be held at the date, time and location identified above. A copy of the Notice of Meeting from the Company which includes the agenda for such Meeting is enclosed.*

Holders of ADRs wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.

Upon timely receipt of signed and completed Voting Instructions from a holder of ADRs, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Articles of Incorporation of the Company, and the provisions of the Deposited Securities, to vote (or to cause to be voted by means of the appointment of a proxy or otherwise) the Deposited Securities in respect of which Voting Instructions have been received in accordance with the instructions contained therein.

Please note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither shall vote, attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received. If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in the voting instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary shall not be voted. The Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing quorum at the meeting.

Voting Instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

Please also note that pursuant to Section 3.5 of the Deposit Agreement, the Company may restrict transfers of ADSs where such transfer may result in ownership of Shares exceeding limits imposed by applicable law or the Articles of Incorporation of the Company, and may instruct the Depositary to take action including, but not limited to, the removal or limitation of voting rights, with respect to any Holder or Beneficial Owner of ADSs representing Deposited Securities in excess of such limits.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of holders and beneficial owners of ADSs, the Company and the Depositary are set forth in its entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at 1-877-CITI-ADR (1-877-248-4237).

Citibank, N.A., as Depositary

*	As set forth in the Section 4.10 of the Deposit Agreement, Holders of ADSs as of the ADS Record Date will be entitled, subject to applicable provisions of the laws of the Republic of Korea, the Articles of Incorporation of the Company, and the provisions of the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights pertaining to the Deposited Securities represented by such Holders’ ADSs.